SECURITIES AND EXCHANGE COMMISSION
      			     Washington, DC  20549
			        -----------------------------

			           SCHEDULE 14A INFORMATION

		   Proxy Statement Pursuant to Schedule 14(a)
		      of the Securities Exchange Act of 1934
      			 -------------------------------

File by the Registrant  X
Filed by a Party other than Registrant  ()

Check the Appropriate Box:
x  Preliminary Proxy Statement              ()   Confidential, for Use of the
() Definitive Proxy Statement                   Commission Only (as permitted
() Definitive Additional Materials              by Rule 14a-6(e)(2))
() Soliciting Material Pursuant to
   Section 240.14a-11(c) or Section 240.14a-12


       			THE SEIBELS BRUCE GROUP, INC.
		(Name of Registrant as Specified In Its Charter)


		    (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
X   No fee required.
()  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1.      Title of each class of securities to which transaction applies:

   		_____________________________________________________________
	2.      Aggregate number of securities to which transaction applies:

 		______________________________________________________________
	3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   		______________________________________________________________
	4.      Proposed maximum aggregate value of transaction:


   		______________________________________________________________
()  Fee paid previously with preliminary materials.

() Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.      Amount Previously Paid:
        		__________________________________________
	2.      Form, Schedule or Registration Statement No.:
       		__________________________________________
	3.      Filing Party:
       		__________________________________________
	4.      Date Filed:
       		__________________________________________



      			THE SEIBELS BRUCE GROUP, INC.
     			  COLUMBIA, SOUTH CAROLINA

        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
			            TO BE HELD APRIL 9, 1997


	TO THE SHAREHOLDERS OF THE SEIBELS BRUCE GROUP, INC.:

	Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of The Seibels Bruce Group, Inc. ("SBIG" or the "Company"), will be held at the offices of the Company at 1501 Lady Street, Columbia, South Carolina 29201, at 11:00 a.m., on Wednesday, April 9, 1997 for the purpose of considering and acting upon the following:

   1) The election of one (1) Director to hold office until the 1998 Annual Meeting of Shareholders or until his successor shall be elected and shall qualify, one (1) Director to hold office until the 1999 Annual Meeting of Shareholders or until his successor shall be elected and shall qualify and four (4) Directors each to hold office until the 2000 Annual Meeting of Shareholders or until his successor shall be elected and shall qualify (Proposal 1);

   2) The ratification of the Board's appointment of Arthur Andersen LLP as auditors of the Company's books and records for the fiscal year ending December 31, 1997 (Proposal 2);

   3) The proposal to adopt an amendment to the Company's Articles of Incorporation to effect a one for four reverse split (the "Reverse Split") of the Company's common stock, par value
       $1.00 per share (the "Common Stock") (Proposal 3);

   4) The proposal to adopt an amendment to the Company's Articles of Incorporation to increase the authorized Common Stock of the Company from 50,000,000 to 100,000,000 shares (or from 12,500,000 to 25,000,000 if Proposal 3 is approved and effected) (Proposal 4);

   5) The transaction of such other business as may properly and lawfully come before the Meeting or any adjournment thereof.

   All of the foregoing is more fully set forth in the Proxy Statement accompanying this Notice.

	The transfer books of the Company will close as of the end of business on March 3, 1997 (the "Record Date") for purposes of determining shareholders who are entitled to notice of and to vote at the Meeting, but will not be closed for any other purpose.

	All shareholders are cordially invited to attend the Meeting in person. If you cannot attend the Meeting, please take the time to promptly sign, date and mail the enclosed proxy in the envelope we have provided. If you attend the Meeting and decide that you want to vote in person, you may revoke your proxy. The Board of Directors recommends that you vote in favor of the nominees for directors and the described proposals to be considered at the Meeting.

				By Order of the Board of Directors


				Priscilla C. Brooks
				Corporate Secretary



    March 17, 1997




THE ACCOMPANYING PROXY FORM IS SOLICITED BY THE BOARD OF
DIRECTORS AND IS REVOCABLE AT ANY TIME PRIOR TO BEING
EXERCISED.  THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE
SPECIFICATIONS THEREON.  IF A CHOICE IS NOT INDICATED,
HOWEVER, THE PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES
FOR DIRECTORS, IN FAVOR OF THE DESCRIBED PROPOSALS TO BE
CONSIDERED AT THE MEETING, AND IN THE BEST JUDGMENT OF THE
PROXIES CONCERNING ALL OTHER PROPOSALS CONSIDERED AT THE
MEETING.


			THE SEIBELS BRUCE GROUP, INC.
				1501 Lady Street
			Columbia, South Carolina 29201

	     PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
			   TO BE HELD APRIL 9, 1997

General

	This Proxy Statement is furnished to the holders of Common Stock, par value $1.00 per share (the "Common Stock") of The Seibels Bruce Group, Inc. ("SBIG" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders (the "Meeting") to be held at the time and place and for the purposes specified in the accompanying Notice of Annual Meeting of Shareholders and at any adjournments thereof. It is anticipated that this Proxy Statement will be mailed to shareholders commencing on or about March 17, 1997.

	When the enclosed proxy is properly executed and returned, the shares which it represents will be voted at the Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented thereby will be voted in favor of the nominees for Directors and the described proposals to be considered at the Meeting and in the best judgment of the proxies concerning all other proposals considered at the meeting. Abstentions and "broker non-votes" are each included in the determination of the number of shares present and voting, but are not counted as votes for or against proposals presented to shareholders. Abstentions and "broker non-votes" will have the same effect as a vote against Proposals 3 and 4. (A "broker non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.)

	Any shareholder who executes and delivers a proxy may revoke it prior to its use by (i) giving written notice of such revocation to the Corporate Secretary of SBIG at P.O. Box 1, Columbia, South Carolina 29202, the Company's mailing address; or (ii) executing and delivering to the Corporate Secretary of SBIG (by mail at P.O. Box 1, Columbia, South Carolina 29202, or by delivery at 1501 Lady Street, Columbia, South Carolina 29201) a proxy bearing a later date; or (iii) appearing at the Meeting and voting in person.

Annual Report

	The Annual Report on Form 10-K of the Company for the fiscal year ending December 31, 1996, including Financial Statements, is enclosed with this Proxy Statement. Shareholders may obtain a copy of the Annual Report on Form 10-K without charge upon written request addressed to Priscilla Brooks, Corporate Secretary, The Seibels Bruce Group, Inc., P.O. Box 1, Columbia, South Carolina 29202. If the person requesting a copy is not a shareholder of record, the request must include a representation that he or she is a beneficial owner of the Company's Common Stock.

Expenses of Solicitation

	The cost of soliciting proxies will be borne by the Company. Officers, directors, employees, and agents of the Company may solicit proxies by telephone, telegram or personal interview, without additional compensation.

Voting

	Only holders of record of issued and outstanding shares of Common
Stock, as of March 3, 1997 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date, there were _________ shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote, except with respect to Proposal 1, as described below.

	In connection with Proposal 1, the election of Directors, each share-holder is allowed to cumulate his or her votes and cast as many votes as the number of shares he or she holds multiplied by the number of Directors to be elected, the same to be cast for any one candidate or distributed among any two or more candidates. For shares to be voted cumulatively, a shareholder who has the right to cumulate his or her votes shall either (1) give written notice of his or her intention to the President or another officer of the Company not less than 48 hours before the time fixed for the Meeting, which notice must be announced in the Meeting before the voting, or (2) announce his or her intention in the Meeting before the voting for Directors commences; and all shareholders entitled to vote at the Meeting shall without further notice be entitled to cumulate their votes. Directors will be elected by a plurality of the votes cast.

	For Proposal 2 to be approved, the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting is required.

	For Proposals 3 and 4 to be approved, the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is required. Therefore, abstentions and "broker non-votes" will have the same effect as a vote against Proposals 3 and 4.

	Participants in the Company's Dividend Reinvestment and Shareholder Purchase Plan (the "DRSP Plan") who have shares of Common Stock registered in their names and who vote those shares on any matter submitted to the Meeting will have all shares credited to their accounts under the DRSP Plan automatically added to that number and voted in the same manner. If such participants do not vote shares registered in their own names, the shares credited to their account in the DRSP Plan will not be voted. An executed proxy will be deemed to include any DRSP shares and will be voted with respect to those shares credited to the participant's account. If a participant desires to vote DRSP Plan shares in person at the Meeting, a proxy for the shares credited to his or her account will be furnished upon written request received by the Company, at the address set forth on the cover of this Proxy Statement, at least fifteen (15) days prior to the date of the Meeting.


1.      ELECTION OF DIRECTORS (PROPOSAL 1)

	One of the purposes of the Meeting is to elect a total of six (6) directors: one (1) Director to serve until the 1998 Annual Meeting of Share-holders, one (1) Director to serve until the 1999 Annual Meeting of Shareholders and four (4) Directors to serve until the 2000 Annual Meeting of Shareholders.

	Under Article 3, Section 2 of the Company's Bylaws, the Board of Directors is divided into three classes which shall be as nearly equal in number as possible, with the members of each class serving for three year terms or until their successors are elected or qualified.

	The shares represented by the proxies solicited hereby will be voted in favor of the election of the persons named below unless authorization to do so is withheld in the proxy. In the event any of the nominees should be unavail-able to serve as a Director, which contingency is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

	Pursuant to the Stock Purchase Agreement dated as of December 22, 1993 (the "Alissa Purchase Agreement") between the Company and Abdullatif Ali Alissa Est. and Saad A. Alissa (the "Alissa Group"), the Alissa Group is entitled to designate up to four (4) persons, who are reasonably acceptable to the Company, to be included in the slate of nominees recommended by the Board of Directors to the shareholders for election as directors. The Alissa Group previously designated Mr. William M. Barilka, Mr. Fred S. Clark, Dr. Albert H. Cox, Jr. and Mr. Kenneth W. Pavia, each of whom were elected at previous meetings of shareholders. Mr. William M. Barilka, Dr. Albert H. Cox, Jr. and Mr. Kenneth W. Pavia continue to hold office. Mr. Fred S. Clark, with a term expiring at the Meeting, is being recommended to the shareholders to be elected to a one (1) year term expiring in 1998.

	Pursuant to the Stock Purchase Agreement dated as of January 29, 1996 (the "Powers Purchase Agreement") between the Company and Charles H.
Powers, Walker S. Powers and Rex W. and Jane P. Huggins (the "Powers
Group"), the Powers Group is entitled to designate two (2) persons, who are reasonably acceptable to the Company, to be included in the slate of nominees recommended by the Board of Directors to the shareholders for election as directors. On January 30, 1996, the Board of Directors appointed Mr. Charles H. Powers and Mr. Walker S. Powers to fill two (2) vacancies on the Board of Directors. The Powers Group has designated Mr. Charles H. Powers and Mr.
Walker S. Powers to serve as the two (2) directors who may be designated by the Powers Group to serve on the Board of Directors. Mr. Charles H. Powers is being recommended to the shareholders to be elected to a three (3) year term expiring in 2000. Mr. Walker S. Powers is being recommended to the shareholders to be elected to a two (2) year term expiring in 1999.

	Pursuant to the Stock Purchase Agreement dated March 28, 1996 (the "Avent Purchase Agreement") between the Company and Fred C. Avent, Frank H. Avent, and PepsiCo Bottling Company of Florence, South Carolina (the "Avent Group"), the Avent Group is entitled to designate one (1) person, who is reasonably acceptable to the Company, to be included in the slate of nominees recommended by the Board of Directors to the shareholders for election as directors. On January 30, 1996, the Board of Directors appointed Mr. Frank H. Avent to fill one (1) vacancy on the Board of Directors. The Avent Group has designated Mr. Frank H. Avent to serve as the director who may be designated by the Avent Group to serve on the Board of Directors. Mr. Frank H. Avent is being recommended to the shareholders to be elected to a three (3) year term expiring in 2000.

	At the Special Shareholders' Meeting held June 14, 1996, the shareholders approved fixing the number of directors of the Company at eighteen
(18). This was done in an effort to accommodate the additional seats which would be generated by the Powers Group and the Avent Group pursuant to the Stock Purchase Agreements between the Company and the Powers Group and the Avent Group. However, with the decision of the Alissa Group at this time to limit its designated nominees for the upcoming annual meeting of shareholders for election to the Board to the four individuals listed above, it is the consensus of the Board of Directors that the number of filled seats which is currently ten (10) be increased to thirteen (13) to accommodate the three (3) additional directors designated by the Powers Group and the Avent Group. Pursuant to the Company's Articles and Bylaws, vacancies on the Board may be filled in the future at the discretion of the Board.

	All nominees for election to the Board of Directors are considered and recommended by a Nominating Committee of the Board of Directors. (See "Committees of the Board of Directors.") The full Board of Directors considers the recommendations of that Committee and recommends the nominees to the shareholders. The Company has no procedure whereby nominations are solicited or accepted from shareholders, but the Nominating Committee will consider nominees whose names and business experience are submitted in writing by shareholders to the Corporate Secretary of the Company.

	The affirmative vote of a plurality of votes cast is required to elect directors. The Board of Directors recommends a vote FOR each of the nominees listed below.


	The following information is set forth with respect to the six (6) nominees for election to be Directors as well as the other members of the Board of Directors.


Name, Age and Principal Employment
for Past Five Years                                             Director Since
________________________________                                 _____________

Nominees for Election to Hold Office until the 1998 Annual Meeting of
Shareholders:

	Fred S. Clark, Esquire, 60, Attorney at Law,                 1996
is currently a Director of the Company and is a Partner in the Law Firm of Clark and Clark (the
"Firm"), Savannah, Georgia. He has been a partner in the Firm for the past five (5) years.


Directors Continuing in Office until the 1998 Annual Meeting of
Shareholders:

	William M. Barilka, 48, is currently a                       1994
Director of the Company. He has served since 1991 as Chief Financial Officer of AGGAD Investment
Company, Riyadh, Saudi Arabia.  From 1986 to
1991, Mr. Barilka was employed by the National
Commercial Bank, Riyadh, Saudi Arabia, in a variety of corporate finance positions.

	Albert H. Cox, Jr., 64, is currently a                       1994
Director of the Company.  He is a Consulting
Economist, formerly serving as Chief Economist of Feltman & Co., an Atlanta based investment banking firm from 1995 through 1996. From 1985 to 1993, he held various executive positions, including Board
Member and Senior Economic Advisor, with BIL
Management, Inc., a subsidiary of the Bank in Liechtenstein. Prior to 1985, he held a number of positions with Merrill Lynch & Co.

	Claude E. McCain, 72, is currently a                         1995
Director of the Company. He is also Chairman of H.C. McCain Agency, Inc., President of McCain
Realty, Inc. and President of Insurance Finance
Company, Inc. He was formerly a member of the South Carolina State Insurance Commission for 15 years, 10 of which he served as Chairman. Mr.
McCain has been in the insurance business since
1946.

	Kenneth W. Pavia, 54, is currently a Director                1995
of the Company.  He is General Partner of Balboa
Investments, a position he has held since 1992.  He
also holds the office of Chairman of FHI, Inc., a
securities holding company and Fiduciary Leasco,
Inc., a position held since 1985.
1995


Nominees for Election to Hold Office until the 1999 Annual Meeting of
Shareholders:


	Walker S. Powers, 42 , is currently a Director                1997
of the Company and has been a member of the management of SADISCO since 1975. Mr. Powers served as SADISCO's President from 1993 through 1994.


Directors Continuing in Office until the 1999 Annual Meeting of
Shareholders:



	Ernst N. Csiszar, 46, is currently a Director                1995
and since June, 1995 has held the office of President and since January, 1996 has held the office of Chief
Executive Officer of the Company and all of its subsidiaries. He also continues to serve as a visiting professor at the School of Business, University of South Carolina, a position he has held since 1988.


	John P. Seibels, 54, is currently a Director                 1969(1)
 of the Company. He also holds a directorship with Policy Management Systems, Corp. Mr. Seibels has been an investor based in Columbia, South Carolina since March 1963.


	John A. Weitzel, 51, is currently a Director                 1995
and since September, 1995 has held the office of Chief
Financial Officer of the Company and all of its subsidiaries. From April, 1985 to November, 1994, he served as Chief Financial Officer of Milwaukee
Insurance Group, Inc.  From March through August,
1995, Mr. Weitzel acted as a consultant to the Company.

Nominees for Election to Hold Office until the 2000 Annual Meeting of
Shareholders:

	Charles H. Powers, 70, is currently a Director               1997
of the Company and is the owner and operator of SADISCO Corporation, an automobile salvage company based in Florence, South Carolina
("SADISCO"). He is also a Vice President and Treasurer of Holland Grills, in Apex, North
Carolina, and President of PC Inc., in Myrtle Beach,
South Carolina.


	Frank H. Avent, 56, is currently a Director                  1997
of the Company.  He is the President and General
Manager of Pepsi Cola Bottling Company of
Florence, South Carolina, a position he has held since
1963.


	George R.P. Walker, Jr., 64, is currently a                  1969(1)
Director of the Company and has been the owner and operator of Middlefield Farm (Hanoverian horse farm), Blythewood, South Carolina, for more than the past five years.

	John C. West, 74, is currently Chairman of the               1994
Board of Directors of the Company. He was the Governor of the State of South Carolina from 1971 to 1975, and currently serves as Professor at the University of South Carolina and as a practicing attorney. Mr. West also serves as a member of the Board of Directors of Donaldson, Lufkin & Jenrette,
Inc.

(1) Each present director of the Company with election dates prior to October 1978 (when the Company became the parent of the South Carolina Insurance Company ("SCIC"), the Company's principal subsidiary) was formerly a Director of SCIC and the information set forth as to periods prior to 1978 reflects positions with SCIC and the year such Director was first elected to the SCIC Board of Directors.



Committees of the Board of Directors

	The Board of Directors of the Company has five standing committees:  Executive,
Audit, Compensation, Investment and Nominating.

	The Executive Committee is currently composed of John C. West (Chairman), Ernst N. Csiszar, Claude E. McCain, Charles H. Powers, John P. Seibels, and George R.P. Walker, Jr. The Executive Committee exercises the same powers as the Board of Directors, except as otherwise limited by specific prohibitions in South Carolina statutes. The Committee's function is to act in the place of the Board on any matters which require Board action and occur between meetings of the Board. The Executive Committee met two
(2) times during 1996.

	The Audit Committee is currently composed of John P. Seibels (Chairman), William M. Barilka, Albert H. Cox, Jr. and Claude E. McCain, none of whom is an officer or employee of the Company. The Committee's functions include recommending independent public accountants to be employed by the Company, reviewing with the independent public accountants their reports and audits, and reporting to the full Board of Directors on their findings. The Audit Committee met three (3) times during 1996.

	The Compensation Committee is currently composed of Kenneth W.
Pavia (Chairman), Frank H. Avent, and Charles H. Powers, none of whom is an officer or employee of the Company. The Committee's functions are to recommend to the full Board the remuneration arrangements for senior executive officers and for members of the Board of Directors, the adoption of compensation plans in which officers and Directors are eligible to participate and the granting of stock options or other benefits under such plan. The Compensation Committee met three (3) times in 1996.

	The Investment Committee is currently composed of Claude E. McCain (Chairman), William M. Barilka, Fred S. Clark, Ernst N. Csiszar and Walker S. Powers. The Committee's functions are to advise the Board of Directors and officers of the Company with respect to investment of the Company's assets and to periodically review, evaluate and report on the performance of the investments of the Company and its subsidiaries. The Investment Committee met two (2) times in 1996.

	The Nominating Committee is currently composed of George R.P. Walker, Jr. (Chairman), William M. Barilka, Albert H. Cox, Jr. and John C. West.
The Committee's functions include selecting and recommending nominees for election as new, additional, and replacement Directors and reviewing the performance of incumbent Directors for nomination for reelection. The Nominating Committee met one (1) time in 1996.

The Board of Directors met four (4) times in 1996. In 1996, each of the incumbent Directors attended at least 75% of the meetings of the Board and of the Committee(s) of which he was a member held during the period for which he served.

Security Ownership of the Company

	The following table sets forth, as of January 30, 1997, information regarding the beneficial ownership of the Company's Common Stock by the directors of the Company, and nominees for election, each executive officer named in the Summary Compensation Table that appears under "Executive Compensation -- Summary Compensation Table," all directors and executive officers as a group and each person known to the Company to own 5% or more of its Common Stock.




Name of Beneficial Owner (and
 address, with respect to non-          Number of Shares of           Percent of Shares
directors or non-officers)                  Common Stock               of Common Stock
--------------------------------        --------------------          -------------------

Frank H. Avent                           2,080,000 (1)
William M. Barilka                         145,000 (2)                      (15)
Fred S. Clark                               15,608 (3)                      (15)
Albert H. Cox, Jr.                          16,000 (4)                      (15)
Ernst N. Csiszar                           500,000 (5)                      (15)
Claude E. McCain                            15,064 (4)                      (15)
Kenneth A. Pavia                             5,000 (6)                      (15)
Charles H. Powers                       10,328,206 (7)
Walker S. Powers                         2,000,000 (8)
John P. Seibels                            611,908 (4,9,10)
George R.P. Walker, Jr.                    511,858 (4,9,11)
John A. Weitzel                            200,000 (12)                     (15)
John C. West                               514,100 (13)                     (15)
All Directors, Nominees for Director    16,942,744
 and Executive Officers as a Group


Alissa Group                             7,226,500
PO Box 192
Alkhobar, Saudi Arabia


(1) Includes 40,000 shares of Common Stock and 40,000 shares of Common Stock underlying certain options for which Mr. Avent has sole voting power and 1,000,000 shares of Common Stock and 1,000,000 shares of Common Stock underlying certain options as to which he has shared voting power beneficially owned (shared voting and dispostive power) by Pepsi Cola Bottling Company of Florence, South Carolina ("PepsiCo"). Mr. Avent has informed the Company that he is the President and General Manager of PepsiCo.
(2) Includes 130,000 shares of Common Stock jointly owned by Mr. Barilka with his wife and 10,000 shares of Common Stock underlying certain options.
(3) Includes 6,100 shares of Common Stock held by Mr. Clark's wife, and 3,840 shares of Common Stock held by his minor son.
(4) Includes 10,000 shares of Common Stock underlying certain options.
(5) Includes 500,000 shares of Common Stock underlying certain options.
(6) Includes 5,000 shares of Common Stock underlying certain options
(7) Includes 5,000,000 shares of Common Stock underlying certain options.
(8) Includes 1,000,000 shares of Common Stock underlying certain options.
(9) Excludes 9,012 shares of Common Stock held by Mr. Seibels' wife, of which shares he holds neither sole nor shared voting or dispostive power and, there-
fore, disclaims beneficial ownership.
(10) George R.P. Walker, Jr. and John P. Seibels are cousins.
(11) Excludes 45,557 shares of Common Stock held by Mr. Walker's wife, of which shares he holds neither sole nor shared voting or dispostive power and, there-
fore, disclaims beneficial ownership.
(12) Includes 200,000 shares of Common Stock underlying certain options.
(13) Includes 480,000 shares of Common Stock underlying certain options.
(14) Based on information contained in Statement on Form 4 for December, 1996:
includes 104,800 shares for which Mr. Alissa has sole voting power, and 7,121,700 shares as to which he has shared voting power beneficially owned
 (shared voting  and dispostive power) by Abdullatif Ali Alissa Est. (the
"Establishment"),  Financial Investors Limited ("FIL") and General Investors
 Limited ("GIL"). Mr. Alissa has informed the Company that he is the President of the Establishment; that FIL is wholly owned by the Establishment; and that
GIL is wholly owned by Mr. Alissa.  Excludes 185,858 warrants to purchase Common
 Stock.
(15) Less than 1%



COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

	In 1996, the Company paid quarterly to each Director who was not a full-time employee of the Company a retainer fee of $175 per month plus $656.25 for each meeting of the Board at which the Director was present, a fee of $175 for each meeting of a Board Committee which he attended on the same day and in the same general location as a Board meeting or by telephone, and a fee of $262.50 for attending a Committee meeting otherwise. Employee Directors receive no compensation for Board services. Pursuant to the Company's 1995 Stock Option Plan for Non-Employee Directors, on June 17, 1996, each non-employee Director received a non-statutory stock option to purchase 5,000 shares of Common Stock as part of their compensation for the year 1996. The exercise price of each option is $2.6857, which was 100% of the fair market value per share of Common Stock on the date the option was granted. The Chairman of the Board of Directors, John C. West, does not receive any additional director compensation in connection with his position as Chairman of the Board of Directors.

Compensation of Executive Officers

	The following table sets forth, for the years ended December 31, 1996, 1995 and 1994, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the executive officers of the Company and such subsidiaries whose compensation was in excess of $100,000 (the "Executive Group"), in all capacities in which they serve.





Summary Compensation Table



				     Annual Compensation             Long-Term Compensation
				-----------------------------    -----------------------------------------
                                        								                   Restricted  Securities
						                                            Other Annual     Stock       Underlying     All Other
Name and Principal     Position   Salary  Bonus   Compensation     Awards      Options    Compensation
		                    	Year       ($)    ($)        ($)            ($)           (#)          ($)
----------------------------------------------------------------------------------------------------------
John C. West            1996      86,954   0          0              0          200,000         0
Chairman of the Board   1995     141,785   0        15,625(1)        0          280,000         0
                     			1994(2)      0     0          0              0               0          0


Ernst N. Csiszar        1996     144,000   0          0              0          200,000         0
President and Chief     1995(2)  119,154   0          0              0          300,000         0
Executive Officer       1994          0    0          0              0               0          0


John A. Weitzel         1996    144,000     0          0             0          100,000         0
Chief Financial Officer 1995(2)  33,231(3)  0          0             0          100,000       174
                     			1994          0     0          0             0               0          0

(1) The amount shown represents the dollar value of the difference between the price paid by Gov. West for shares upon the exercise of stock options and the fair market value at the date of exercise.
(2) Gov. West was appointed an officer of the Company for the first time in 1994; Messrs. Csiszar and Weitzel were appointed officers of the Company for the first time in 1995.
(3)Mr. Weitzel was employed by the Company effective September 30, 1995. The salary amount stated is for the three-month period from the date of employment through December 31, 1995. Prior to the date of employment, Mr. Weitzel was a consultant to the Company during 1995. With respect to his consulting services, the company paid Mr. Weitzel consulting fees in the amount of $114,000 during 1995.




Option Grants

During the year ended December 31, 1996, the Company granted a total of 500,000 stock options to certain members of the Executive Group pursuant to the Company's 1996 Stock Option Plan for Employees. The following table sets forth the grants during the year ended December 31, 1996.






Option Grants During the Year Ended December 31, 1996

               		    Number of       Percent of
		                   Securities      Total                                                Potential Realizable Value at
		                   Underlying      Options         Exercise                              Assumed Rates of Stock Price
		                   Options         Granted to         Price         Expiration          Appreciation for Option Terms ($)
Name                 Granted (#)     Employees       ($/Share)           Date                 5% (1)           10% (1)
----------------------------------------------------------------------------------------------------------------------------
John C. West         200,000          13.57%          2.25            12/12/01                124,327              274,730
Chairman


Ernst N. Csiszar     200,000          13.57%          2.25            12/12/01                124,327              274,730
President and Chief
Executive Officer


John A. Weitzel      100,000           6.79%           2.25            12/12/01                62,163              137,365
Chief Financial
Officer

(1) Assumed for illustrative purposes only




Option Exercises and Year-End Holdings

	During the year ended December 31, 1996, no member of the Executive Group exercised stock options. The following table sets forth certain information with respect to unexercised stock options held by the Executive Group as of December 31, 1996.




          				Aggregated Option Exercises During the Year
		      	Ended December 31, 1996 and 1996 Year-End Option Values
			---------------------------------------------------------------------------
                    			  Shares
		                     	Acquired               Number of Securities
			                        on       Value       Underlying Unexercised          Value of Unexercised In-The
		                     	Exercise   Realized    Options at Year-End             Money Options at Year-End
Name                      (#)       ($)        (#) Exercisable/Unexercisable   ($)Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------
John C. West               0            N/A            280,000/200,000(1)                     140,190/0
Chairman of the Board


Ernst N. Csiszar           0            N/A            300,000/200,000(2)                     164,300/0
President and Chief
Executive Officer


John A. Weitzel           0            N/A             100,000/100,000                        125,000/0
Chief Financial Officer

(1) The amounts shown for Gov. West include 200,000 option grants authorized by the Board of Directors during 1995 under the 1996 Plan, subject to share-holder approval of the 1996 Plan which was received at the Special Shareholders
 Meeting on June 14, 1996.
(2)The amounts shown for Mr. Csiszar include 200,000 option grants authorized by the Board of Directors during 1995 under the 1996 Plan, subject to share-holder approval of the 1996 Plan which was received at the Special Shareholders
 Meeting on June 14, 1996.




Employment Agreements

	The terms of the employment contracts between certain Executive Officers and the Company expired on December 31, 1996. The contracts were not renewed with the understanding that any issue relating to executive compensation would be reviewed by the Compensation
Committee, which would recommend a course of action to the Board of Directors. Therefore, there are no formal employment agreements between the Company and any officer.

Report of the Compensation Committee on Executive Compensation

	The Compensation Committee of the Company's Board of
Directors is responsible for recommending to the full Board the remuneration arrangements for senior executive officers and for members of the Board of Directors, the adoption of compensation plans in which officers and Directors are eligible to participate and the granting of stock options or other benefits under such plan. The primary elements of the Company's executive compensation program have historically consisted of a base salary, a bonus opportunity and stock options. Base salaries are determined, and have at times been increased, by evaluating the responsibilities of the position held and the experience of the executive officer. Overall compensation is based on the Compensation Committee's assessment of prevailing market compensation levels.

	Base Salary. The Compensation Committee reviewed the salaries of John C. West, Ernst N. Csiszar and John A. Weitzel (the "Named
Executive Officers"). Following a review of two compensation studies, it was recommended to the Board that the salaries of the Named Executive Officers be increased to be consistent with salaries paid to individuals with similar responsibilities in similar companies. The Board approved the recommendation and each of the Named Executive Officers received an increase in his salaries to bring it within the lowest paid among the individuals contained in the studies. This amounted to a 25% increase for John C. West and Ernst N. Csiszar and a 15% increase for John A. Weitzel.
The fact that Mr. West and Mr. Csiszar do not participate in any benefits plans and Mr. Weitzel does, was taken into account in determining the increases.

	Bonus Opportunity. A bonus, if any, is based upon the operations of the Company and recommendations by the Compensation Committee.
No bonus was paid to any of the Named Executive Officers in 1996.

	Stock Options. The Compensation Committee recommended and the Board approved a grant of options to each of the Named Executive Officers. The Compensation Committee believes stock option grants to these officers (and other employees) promote success by aligning employee financial interests with long-term shareholder value. Stock option grants are based on various subjective factors primarily relating to the responsibilities of the individual Named Executive Officers, their expected future contributions and prior option grants.

	The foregoing has been provided by the Company's Compensation
	Committee.

	    John P. Seibels (Chairman)              Claude E. McCain
	    Albert H. Cox, Jr.                      George R.P. Walker,Jr.


Compensation Committee Interlocks and Insider Participation

	None of the members of the Compensation Committee is or was formerly an officer or employee of the Company or any of its subsidiaries.

Investments by the Powers Group and the Avent Group

	Pursuant to the Powers Purchase Agreement dated as of January
29, 1996 between the Company and the Powers Group, the Powers Group acquired from the Company 6.25 million shares of Common Stock and options to acquire an additional 6.25 million shares of Common Stock. The consideration furnished to the Company pursuant to the Powers Purchase Agreement was $6.25 million. The Powers Group, as of January 30, 1997, owned approximately 27% of the Common Stock of the Company and pursuant to the Powers Purchase Agreement is entitled to designate two persons, who are reasonably acceptable to the Company, to be included in the slate of nominees recommended by the Board of Directors.

	Pursuant to the Stock Purchase Agreement dated as of March 28, 1996 between the Company and the Avent Group, the Avent Group acquired from the Company 1.635 million shares of Common Stock and options to acquire an additional 1.635 million shares of Common Stock. The consideration furnished to the Company pursuant to the Avent Purchase Agreement was $1.635 million. The Avent Group, as of January 30, 1997, owned approximately 7% of the shares of Common Stock of the Company and pursuant to the Avent Purchase Agreement is entitled to designate one person, who is reasonably acceptable to the Company, to be included in the slate of nominees recommended by the Board of Directors.


Stock Performance Chart

	The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years through December 1996 with the cumulative total return on the NASDAQ Stock Market (U.S. companies) Index and the NASDAQ Fire, Marine and Casualty Insurance Stock Index.

        		Comparison of Five Year-Cumulative Total Returns
                  				Performance Graph for
			                 The Seibels Bruce Group Inc.






Certain Transactions

	In February, 1997, the Company was issued a promissory note by Michael D. Faoro and Jeanne L. Faoro in exchange for $125,100. Mr. Faoro is the Company's Group Vice President of Risk Operations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's officers, directors and persons who own more than ten percent of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with all such forms they file. Based on the Company's review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that for the fiscal year ended December 31, 1996, the
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were in compliance, with the exception of John C. West who filed a late Form 4 relating to certain shares owned by his spouse.


2.      RATIFICATION OF SELECTION OF ARTHUR ANDERSEN LLP TO BE INDEPENDENT
          		 ACCOUNTANTS FOR THE COMPANY (PROPOSAL 2)

	One of the purposes of the Meeting is to ratify the selection of independent accountants to audit the books, records, and accounts of the Company and its subsidiaries for the year ending December 31, 1997.
Arthur Andersen LLP has served as the Company's independent accountants since December 28, 1992. On January 30, 1997, acting on the recommendation of the Audit Committee, the Board of Directors adopted resolutions directing the employment of Arthur Andersen LLP to audit the books, records, and accounts of the Company for 1997 and the submission of the selection to the shareholders for ratification. Accordingly, the Board recommends the adoption of the following resolution:

	RESOLVED, that the selection by the Board of Directors of the firm of Arthur Andersen LLP to audit the books, records, and accounts of the Company and its subsidiaries for the year ending December 31, 1997, be ratified.

	A representative of Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement, and will be available to answer questions from shareholders.

Vote Required and Board Recommendation

	The affirmative vote by the holders of a majority of the votes cast in person or by proxy at the Meeting is required for approval of Proposal 2. The Board of Directors recommends a vote FOR ratification of the appointment of independent accountants.


3.      APPROVAL OF ONE FOR FOUR REVERSE STOCK SPLIT (PROPOSAL 3)

General

	The Company's Board of Directors has approved a resolution recommending that the Company's shareholders adopt an amendment to the Company's Articles of Incorporation pursuant to which the Company would effect a reverse stock split (the "Reverse Split") of one new share of Common Stock (a "New Share") for each four issued shared of the Company's outstanding Common Stock (the "Reverse Split Amendment").
If the Reverse Split Amendment is adopted, the Board will have authority, without further shareholder approval, to determine the exact timing of, and to effect, the Reverse Split. Following the determination by the Board to effect the Reverse Split and the filing with the Secretary of State of South Carolina of Articles of Amendment to the Company's Articles of Incorporation that set forth the Reverse Split Amendment (the "Effective Date"), the Board will notify the shareholders that the Reverse Split has been effected. The full text of the Reverse Split Amendment is set forth in Appendix A attached to this Proxy Statement, and the following discussions of the Reverse Split and the Reverse Split Amendment are qualified in their entirety by reference to Appendix A, which is incorporated herein by reference as if fully set forth herein.

	The Board of Directors has approved the Reverse Split
Amendment in light of its belief that the Company is not of the size to accommodate the current number of shares outstanding. The Reverse Split Amendment is intended to improve the potential ability of the Company to raise capital by issuing additional shares (see the discussion under Proposal 4 relating to the amendment to the Articles of Incorporation to increase the authorized capital stock of the Company). The Board of Directors believes that certain securities firms discourage their registered representatives from recommending the purchase of lower-priced corporate securities.
Additionally, the policies and practices of a number of brokerage houses tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices relate to the payment of brokers' commissions and to time-consuming procedures that operate to make the handling of lower-priced stocks economically unattractive to brokers. The structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stocks since the brokerage commission payable on the sale of a lower-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced stock. Consequently, the Board of Directors believes that this limits the marketability of the Common Stock, at its current per share price. For instance, the Board of Directors believes that the low per share market price of the Common Stock impairs the marketability and acceptance of the Common Stock to institutional investors and other members of the investing public and creates a negative impression with respect to the Company. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of such shares, the type of investor who acquires them or the Company's reputation in the financial community. In practice, however, many investors and market makers consider low-priced stock as unduly speculative in nature and, as a matter of policy avoid investment and trading in such stocks. The foregoing factors may adversely affect not only the pricing of the Common Stock but also the liquidity of the Common Stock and the Company's ability to raise additional capital through the sale of equity securities.

	The Board of Directors is hopeful that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split and the anticipated increase in the price per share will encourage greater interest in the Common Stock by the financial community and the investing public and possibly promote greater liquidity for the Company's shareholders with respect to those shares presently held by them. However, the possibility does exist that such liquidity may be adversely affected by the reduced number of shares which would be outstanding if the proposed Reverse Split is effected.

	The Board of Directors is hopeful that the proposed Reverse Split will result in a price level for the shares of Common Stock that will mitigate the present reluctance, policies and practices of brokerage firms and investors referred to above and diminish the adverse impact of trading commissions on the potential market for the shares. However, there can be no assurance that the proposed Reverse Split will achieve any of these desired results, nor can there by any assurance that the price per share of the Common Stock immediately after the proposed Reverse Split will increase proportionately with the Reverse Split, or that any increase can be sustained for any period of time, or that the market price of the Common Stock will exceed or remain in excess of the current market price.

	The Board of Directors of the Company is not aware of any present efforts by any persons to accumulate Common Stock or to obtain control of the Company, and the proposed Reverse Split is not intended to be an anti-takeover device. The Board of Directors has recommended the Reverse Split Amendment to enhance the Company's image and corporate flexibility and to price the stock in a price range more acceptable to the brokerage community and to investors generally.

Effects of the Reverse Split on Common Stock

	The Articles of Incorporation presently authorize the Company to issue 50,000,000 shares of Common Stock and 5,000,000 shares of Special
Stock. If approved by the shareholders, the principal effect of the Reverse Split will be to decrease the number of shares of Common Stock issued from approximately _________ shares to approximately ________ shares of Common Stock based on the number of shares outstanding on the Record
Date. The total number of shares of Common Stock held by each shareholder would be reclassified automatically into the number of whole
New Shares equal to the number of shares of Common Stock owned immediately prior to the Reverse Split divided by four, provided that pursuant to the Articles of Incorporation, no fractional shares will be issued. See "Exchange of Shares; No Fractional Shares." Additionally, the number of shares of Common Stock the Company will be authorized to issue will be decreased from 50,000,000 to 12,500,000 (or from 100,000,000 to
25,000,000 if the shareholders also adopt Proposal 4, the Common Stock
Increase Amendment).

	The following table illustrates the principal effect of the Reverse Split on the Common Stock based on Common Stock authorized, issued and outstanding and for issuance upon the exercise of various outstanding warrants and options of the Company as of the Record Date.




        				             Prior to Reverse Split    After 1-for-4 Reverse Split
	                        ----------------------    --------------------------

Common Stock Authorized                                 (1)
Issued
Outstanding
Reserved for Issuance
Available for Future Issuance

(1)Assuming the shareholders adopt Proposal 4, the Common Stock Increase Amendment, and giving effect thereto, such number of shares of Common Stock will be 25,000,000.



Effect on Market for Common Stock

	On ______, 1997, the last sale price of the Common Stock on The Nasdaq National Market was $___ per share. By decreasing the number of shares of Common Stock outstanding without altering the aggregate economic interest in the Company represented by such shares, the Board of Directors believes that the market price will be increased. However, there can be no assurance that the market price of the Common Stock will be so increased.

Effect on Outstanding Options and Warrants of the Company

	As of the Record Date, the Company had outstanding employee stock options to purchase an aggregate _______ shares of Common Stock with exercise prices per share that ranged from $____ to $____ and warrants to purchase ______ shares of Common Stock with exercise prices per share that ranged from $_____ to $_____. Upon the effectiveness of the Reverse Split, these options and warrants provide for a proportional downward adjustment to the number of shares subject to outstanding options and warrants and a corresponding upward adjustment in the per share exercise prices to reflect the Reverse Split.

Effect on Legal Ability to Pay Dividends

	The holders of shares of Common Stock are entitled to receive distributions of cash or other property, if any, that may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, subject to the dividend priority of the holders of preferred stock of the Company. Thus, although the Reverse Split will have the effect of increasing the Company's capital in excess of par value by approximately $_________, the Reverse Split and its impact on capital in excess of par value will not affect potential distributions to the Company's shareholders. The Company, however, has not paid cash dividends on the
Common Stock since 1992 and has no plans to pay cash dividends in the
foreseeable future.    The ability of the Company to declare and pay cash
dividends, as well as to pay any debt service, is dependent upon the ability of the South Carolina Insurance Company ("SCIC"), the Company's principal subsidiary, to declare and pay dividends to the Company. SCIC is regulated as to its payment of dividends by the South Carolina Insurance Holding Company Regulatory Act. Additionally, the current policy of the Board of Directors is to retain all available earnings for use in the operation and growth of the Company's business. Any future cash dividends will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors.

Certain Federal Income Tax Consequences

	A summary of certain United States federal income tax consequences of the Reverse Split as contemplated in the Reverse Split Amendment is set forth below. The summary is based on the Internal
Revenue Code of 1986, as amended, Treasury Regulations, judicial authority and administrative rulings and practice currently in effect, all of which are subject to change, which change could be retroactive and thereby modify the tax consequences discussed herein. The Company has neither received nor requested any ruling from the Internal Revenue Service (the "Service") or any opinion of counsel with respect to these matters. Accordingly, no assurance can be given as to the interpretation that the Service or the courts may make with respect to these matters. In addition, the United States federal income tax consequences to any particular taxpayer may be affected by matters not discussed below. For example, certain types of holders of Common Stock (including financial institutions, dealers in securities, insurance companies, personal holding companies, tax-exempt organizations, individual retirement accounts and foreign taxpayers) may be subject to special rules that are not addressed herein. This Proxy Statement does not address any tax consequences other than the United
States federal income tax consequences that may affect a holder of Common Stock as described herein.

	Except as described below with respect to cash received in lieu of fractional share interests, the receipt of New Shares in the Reverse Split should not result in any taxable gain or loss for United States federal income tax purposes to holders of common stock. If the shareholders approve the Reverse Split Amendment, the tax basis of the New Shares received as a result of the Reverse Split (including any fractional share interests to which a shareholder is entitled) will be equal, in the aggregate, to the tax basis of the shares exchanged for the New Shares. For tax purposes, the holding period of the shares immediately prior to the Effective Date of the Reverse Split will be included in the holding period of the New Shares received as a result of the Reverse Split (including any fractional share interests to which a shareholder is entitled). A shareholder who receives cash in lieu of a fractional New Share generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional share treated as surrendered for cash.

	EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISORS WITH RESPECT TO THE
 FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO HIM OR HER OF THE
 TRANSACTIONS CONTEMPLATED BY THE PROPOSED REVERSE SPLIT AMENDMENT.

Exchange of Shares; No Fractional Shares

	No fractional shares of Common Stock will be issue in connection with the proposed Reverse Split. Assuming the approval of the Reverse
Split Amendment, a shareholder who would otherwise be entitled to receive a fractional share of Common Stock will receive, in lieu thereof, cash for the resulting fractional share interest in an amount equal to the product of
(a) the number of shares of the Common Stock held by such holder immediately prior to the Effective Time which have not been classified into a whole New Share, multiplied by (b) the arithmetic average of the closing bid and closing asked prices of the Common Stock regular way as reported on The Nasdaq National Market for the thirty (30) trading days immediately preceding the third trading day prior to the Effective Date.

	The Company will appoint American Stock Transfer & Trust
Company (the "Exchange Agent") as Exchange Agent to act for the holders of the Common Stock in connection with the Reverse Split Amendment.
The Company will deposit with the Exchange Agent, as soon as practicable after the Effective Date, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the Reverse Split. Any portion of the cash deposited with the Exchange Agent to pay fractional share interests that is held by the Exchange Agent six months after the Effective Date will be returned to the Company on demand. The funds required to purchase the fractional shares are available and will be paid from the Company's current cash reserves. The Company's shareholder list indicates that a portion of the outstanding Common Stock is registered in the names of clearing agencies and broker nominees. It is, therefore, not possible to predict with certainty the number of fractional shares and the total amount that the Company will be required to pay for fractional share interests. However, it is not anticipated that the funds necessary to effect the cancellation of fractional shares will be material.

	As of the Record Date, approximately ____ persons were holders of record of Common Stock. The Company does not anticipate that the Reverse Split and the payment of cash in lieu of fractional shares will result in a significant reduction in the number of holders of record of the Common Stock. The Company does not presently intend to seek, either before or after the Reverse Split, any change in the Company's status as a reporting company for federal securities law purposes.

	On or after the Effective Date, the Company will mail to each shareholder a letter of transmittal. A shareholder will be able to receive his or her New Shares and, if applicable, cash in lieu of a fractional New Share only by transmittal to the Exchange Agent of such shareholder's stock certificate(s) for shares of Common Stock that were issued prior to the Effective Date, together with the properly executed and completed letter of transmittal and such evidence of ownership of such shares as the Company may require. Shareholders will not receive certificates for New Shares unless and until the certificates representing their shares of Common Stock that were issued prior to the Effective Date are surrendered. Shareholders should not forward their certificates to the Exchange Agent until the letter of transmittal is received and should surrender their certificates only with such letter of transmittal. A payment in lieu of a fractional New Share will be made to a shareholder promptly after receipt of a properly completed letter of transmittal and stock certificate(s) for all of his or her shares of Common Stock outstanding prior to the Effective Date.

	There will be no service charges payable by the shareholders of the Company in connection with the exchange of their certificates or in connection with the payment of cash in lieu of the issuance of fractional New Shares. These costs will be borne by the Company.

	As a result of the redemption of fractional shares, the percentage interest of each shareholder may be somewhat altered by the adoption of the Reverse Split Amendment.

	In the event of the failure of the Company's shareholders to approve the adoption of the Reverse Split Amendment, fractional shares outstanding will remain outstanding.

Vote Required and Board Recommendation

	The affirmative vote by the holders of two-thirds of the outstanding shares of Common Stock of the Company is needed for the adoption of the Reverse Split Amendment. The Board of Directors recommends a vote FOR this proposal.


DISSENTERS RIGHTS UNDER SOUTH CAROLINA LAW

	Chapter 13 of Title 33 of the South Carolina Code ("Chapter 13"), attached hereto as Appendix B, provides that if an amendment to the Articles of Incorporation of a company reduces the number of shares to a fraction which is to be cashed out, each such shareholder of the stock of the company has the right to dissent to such amendment, to have the "fair value" of his or her fractional shares determined by the court of Common Pleas located in Richland County, South Carolina, and to receive payment of the "fair value" of such fractional shares. The procedures set forth in Chapter 13 must be substantially complied with. Failure to follow any of such procedures may result in a termination or waiver of appraisal rights under Chapter 13.

	Under Chapter 13, a shareholder of the Company electing to exercise dissenters' rights must both:

	   (i) Give to the Company, before the taking of the vote at the Meeting on the Reverse Split Amendment, a written notice of the shareholder's intent to demand payment for such shareholder's shares of Common Stock of the Company if the transaction with respect to which the shareholder wishes to exercise dissenters' rights (the Reverse Split Amendment) is consummated. This written notice is in addition to and separate from any proxy or vote against the proposal relating to the Reverse Split Amendment. Neither a vote against the proposal relating to the Reverse Split Amendment nor a proxy directing such vote shall satisfy the requirement that a written notice of intent to demand payment be given to the Company before the vote on the proposal relating to the transaction with respect to which a shareholder wishes to exercise dissenters' rights. Such written notice of intent to demand payment should be given either in person to the Corporate Secretary of the Company at the Meeting before the vote on the Reverse Split Amendment, or in person or by mail (certified mail, return receipt requested, is the recommended form of transmittal) to the Corporate Secretary, at The Seibels Bruce Group, Inc., 1501 Lady Street, Columbia, South Carolina 29201, prior to the Meeting. A notice of intent to demand payment shall be deemed "given" at the earliest of the following: when received or five days after its deposit in the United States mail, as evidenced by the postmark, if mailed postage paid and correctly addressed; or on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee; AND

		(ii) Not vote in favor of the Reverse Split Amendment. A failure to vote against the Reverse Split Amendment will not constitute a waiver of dissenters' rights. Chapter 13 provides that a vote cast in favor of an action with respect to which a shareholder wishes to exercise dissenters' rights by the holder of a proxy solicited by the Company will not disqualify a shareholder from demanding payment for his or her shares under Chapter 13.

	A shareholder who fails to satisfy the requirements described in clauses (i) and (ii) above shall not be entitled to payment for his or her shares of the Company's Common Stock under Chapter 13.

	A beneficial shareholder of the Company's Common Stock may assert dissenters' rights as to shares beneficially owned by him or her only if he or she dissents with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote. With respect to shares held in nominee name, the beneficial owner of such shares may assert dissenters' rights directly by giving to the Company the required notice of intent to demand payment or indirectly by causing the nominee to give to the Company the required notice of intent to demand payment. A beneficial shareholder who directly asserts dissenters' rights to shares held on his or her behalf must notify the Company in writing of the name and address of the record holder of the shares, if known to him. If a record shareholder asserts dissenters' rights as to shares beneficially owned by another, such nominee must notify the Company in writing of the name and address of the beneficial owner and should notify the Company of the number of shares held of record by such nominee as to which the assertion of dissenters' rights applies. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person.

	No later than ten days after the consummation of the transaction with respect to which a shareholder has asserted dissenters' rights, the Company is required to, and will, send a notice to each shareholder of the Company who has satisfied the foregoing conditions. The notice shall (i) state where the payment demand must be sent and where certificates for shares must be deposited; (ii) supply a form for demanding payment that includes the date of the first announcement of the terms of the transaction with respect to which the shareholder has asserted dissenters' rights, and that requires that the person asserting dissenters' rights certify whether or not he or she, or, if he or she is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder, acquired beneficial ownership of the shares before that date; (iii) set a date by which the Company must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date of sending of such notice and set a date by which certificates for shares must be deposited, which date shall not be earlier than twenty days after the demand note; and
(iv) be accompanied by a copy of Chapter 13.

	A shareholder who receives such notice must demand payment, certify whether he or she (or the beneficial shareholder on whose behalf he or she is asserting dissenters' rights) acquired beneficial ownership of the shares before the date of the first announcement of the terms of the Reverse Split Amendment, and deposit his or her certificates in accordance with the terms of the notice. If sixty days have passed from the date set for demanding payment and the Company has not taken the action with respect to which dissenters' rights have been asserted, the Company is required to return any deposited certificates. If after returning deposited certificates the Company takes the action with respect to which dissenters' rights have been asserted, it must send a new dissenters' notice and repeat the payment demand procedure. A shareholder who does not comply substantially with the requirements that he or she demand payment and deposit his or her certificates where required, each by the date set in the dissenters' notice, will not be entitled to payment for his or her shares under Chapter 13.

	Except as hereinafter described, as soon as the corporate action with respect to which dissenters' rights have been asserted is taken or upon receipt by the Company of a payment demand, the Company shall pay each dissenter who has substantially complied with the foregoing requirements the amount which the Company estimates is the fair value of the dissenters' shares, plus accrued interest. The payment shall be accompanied by the following: (a) certain financial information with respect to the Company,
(b) a statement of the Company's estimate of fair value of the shares and an explanation of how the fair value was calculated, (c) an explanation of how the interest was calculated, (d) a statement of the dissenters' right to demand additional payment, and (e) a copy of Chapter 13. Instead of making such payment, the Company may offer to make such payment to, but not make payment until acceptance of the offer by, a dissenter as to any shares of which he or she (or the beneficial owner on whose behalf he or she is asserting dissenters' rights) was not the beneficial owner on the date of the first announcement of the terms of the transaction with respect to which the shareholder has asserted dissenters' rights, unless the beneficial ownership of the shares devolved upon him or her by operation of law from a person who was the beneficial owner on the date of the first amendment.

	Within thirty days after the Company has made or offered payment for the dissenters' shares, the dissenter may notify the Company in writing of his or her own estimate of the fair value of his or her shares and amount of interest due and demand payment of his or her estimate (less any payment previously made by the Company) or reject the Company's offer and demand payment of the fair value of his or her shares and interest due.
The dissenter may make such notification if (i) the dissenter believes that the amount paid or offered to be paid is less than the fair value of his or her shares or that the interest due is calculated incorrectly; (ii) the Company failed to make or offer payment for shares as required above within sixty days after the date set for demanding payment or (iii) the Company, having failed to take action with respect to which dissenters' rights have been asserted, does not return the deposited certificates within sixty days from the date set for demanding payment. A dissenter waives his or her right to demand additional payment unless he or she notifies the Company of his or her demand within thirty days after the Company has made or offered to make payment for his or her shares.

	Within sixty days after receiving the demand for additional payment, if the demand remains unsettled, the Company shall commence a proceeding in the South Carolina Court of Common Pleas in [Richland
County], South Carolina seeking a determination by the court of the fair value of the shares and accrued interest. If the Company does not commence the proceeding within such 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. All dissenters whose demands remain unsettled shall be parties to such action. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the Company.

	In any judicial appraisal proceeding, the court shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the Company, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extend the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding additional payment for their shares. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) against the Company and in favor of any or all dissenters if the court finds the Company did not comply substantially with the operative provisions of Chapter 13, or (2) against either the Company or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Chapter 13. If the court finds that the services of counsel of any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the Company, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

	Although the Company believes that the terms of the Reverse Split Amendment are fair to its shareholders, the Company cannot make any representation as to the outcome of any determination of fair value made by the South Carolina Court of Common Pleas, and shareholders should recognize that such an appraisal could result in a determination of a lower, higher or equivalent value than the value reflected in the terms of the Reverse Split Amendment.

	Chapter 13 provides that the fair value of a dissenters' shares shall be the value of the shares immediately before effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects unless such exclusion would be inequitable. Chapter 13 states that the value of the shares is to be determined by techniques that are generally accepted in the financial community. These techniques may include market value, value based on prior sales, capitalized earnings value and asset value.

	Until payment of the fair value of his or her shares under Chapter 13, any shareholder of the Company who has duly demanded payment and deposited his or her share certificates retains all other rights of a shareholder.

	The foregoing is a summary of the rights of shareholders seeking appraisal under South Carolina law, does not purport to be a complete statement thereof, and is qualified in its entirety by reference to the applicable statutory provisions of the South Carolina Code, which are attached to this Proxy Statement as Appendix B


4.      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                   	(PROPOSAL 4)

	The Board has determined that an amendment (the "Common
Stock Increase Amendment") to the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 to 100,000,000 (or from 12,500,000 to 25,000,000 if Proposal 3 is approved and effected) is in the best interests of the Company. At the close of business on the Record Date, ____________ shares of Common
Stock were outstanding. Pursuant to the Powers Purchase Agreement, the Powers Group has options to purchase 6,250,000 shares of Company
Common Stock (the "Powers Options"). Pursuant to the Avent Purchase Agreement, the Avent Group has an option to purchase 1,635,000 shares
(the "Avent Option"). In addition, the Company has adopted a number of stock option plans (the "Option Plans"), which contemplate the issuance of up to 6,500,000 shares upon the exercise of the options covered thereby or upon the award of shares to employees. Therefore, ______ shares remained available for future issuance as of the close of business on the Record Date. Upon approval by the Company's shareholders of the Reverse Split
Amendment, there would be approximately _______ shares available for future issuance.

	If the Common Stock Increase Amendment is adopted, the Board will have authority, without further shareholder approval, to determine the exact timing of and to effect the Common Stock Increase Amendment. In the event that the Company's shareholders approve the Reverse Split Amendment, the Common Stock Increase Amendment would be implemented promptly following consummation of the transaction contemplated by the Reverse Split Amendment. In the event that the Company's shareholders do not approve the Reverse Split Amendment, the Common Stock Increase Amendment would be implemented promptly following the Meeting.

	If approved, the increased number of authorized shares of Common stock will be available for issuance from time to time for such purposes and consideration as the Board may approve. No further vote of the shareholders of the Company will be required, except as provided under South Carolina law or the rules of any exchange on which the shares may in the future be traded. The availability of additional shares for issuance, without the delay and expense of obtaining the approval of shareholders at a special meeting, will provide the Company additional shares of Common
Stock for issuance in any future merger or acquisition as well as providing the Company with the means of raising additional capital if future circumstances so require. The Board of Directors has no present plan or intention of issuing any additional shares of Common Stock for the purpose of engaging in any merger or acquisition or of raising additional capital.

	The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock currently authorized. Holders of Common Stock do not have preemptive rights to subscribe to additional shares of Common Stock which may be issued by the Company.

Vote Required and Board Recommendation

	The affirmative vote by the holders of two-thirds of the outstanding shares of Common Stock of the Company is needed for the adoption of the Common Stock Increase Amendment. The Board of
Directors recommends a vote FOR this proposal.


SHAREHOLDER PROPOSALS

	For a shareholder proposal to be presented at the next annual meeting, it must be received by the Company at its principal executive offices not later than December 15, 1997, in order to be included in the proxy statement and proxy form for the 1998 annual meeting. Any such proposal should be addressed to the Company's Corporate Secretary and delivered to the Company's principal executive offices at 1501 Lady Street, Columbia, South Carolina 29201 or mailed to P.O. Box 1, Columbia,
South Carolina  29202.


OTHER BUSINESS

	There is no reason to believe that any other business will be presented at this Meeting; however, if any other business should properly and lawfully come before the Meeting, the proxies will vote in accordance with their best judgment.


					Priscilla C. Brooks
					Corporate Secretary


     March 17, 1997




                                       						APPENDIX A


	Reverse Stock Split Amendment to the Articles of Incorporation

	Article 4 of the Company's Articles of Incorporation is amended to add the following language before the paragraph beginning with the words "If shares are divided . . .":

	"Effective at 11:59 p.m. (the "Effective Time") on the date of filing of Articles of Amendment with the Secretary of State of the State of South Carolina setting forth this Amendment (the "Effective Date"), each four (4) shares of authorized Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified and changed into one (1) validly issued, fully paid and nonassessable share of Common Stock (a "New Share"). Each holder of record of shares of Common Stock so reclassified and changed shall at the Effective Time automatically become the record owner of the number of New Shares as shall result from such reclassification and change. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock so reclassified and changed at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of New Shares of which he or she is the record owner after giving effect to the provisions of this Article 4. The Corporation shall not issue fractional New Shares. Shareholders entitled to receive fractional New Shares shall receive cash in lieu of any fractional shares at a price per share equal to the product of (a) the number of shares of the Common Stock held by such holder immediately prior to the Effective Time which have not been classified into a whole New Share, multiplied by (b) the arithmetic average of the closing bid and closing asked prices of the Common Stock regular way as reported on The Nasdaq National Market for the thirty (30) trading days immediately preceding the third trading day prior to the Effective Date."



                                                      						APPENDIX B


       		CODE OF LAWS OF SOUTH CAROLINA 1976 ANNOTATED
	    TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS
           			CHAPTER 13. DISSENTERS' RIGHTS


	ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Section 33-13-101. Definitions.

In this chapter:

	(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

	(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections
33-13-200 through 33-13-280.

	(3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

	(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

	(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

	(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

	(7) "Shareholder" means the record shareholder or the beneficial shareholder.

Section 33-13-102. Right to dissent.

	A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

	(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

	(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

	(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

	(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

	   (i)     alters or abolishes a preferential right of the shares;

	   (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

	  (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

	  (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

	  (v)     reduces the number of shares owned by
the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

	(5)     the approval of a control share acquisition under
Article 1 of Chapter 2 of Title 35;

	(6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

Section 33-13-103. Dissent by nominees and beneficial owners.

	(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

	(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.


	ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

Section 33-13-200. Notice of dissenters' rights.

	(a) If proposed corporate action creating dissenters' rights under Section 33- 13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

	(b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

Section 33-13-210. Notice of intent to demand payment.

	(a) If proposed corporate action creating dissenters' rights under Section 33- 13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

	(b)     A shareholder who does not satisfy the
requirements of subsection (a) is not entitled to payment for his shares under this chapter.

Section 33-13-220. Dissenters' notice.

	(a) If proposed corporate action creating dissenters' rights under Section 33- 13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

	(b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

	(1)     state where the payment demand must
be sent and where certificates for certificated shares must be deposited;

	(2)     inform holders of uncertificated shares
to what extent transfer of the shares is to be restricted after the payment demand is received;

	(3)     supply a form for demanding payment
that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

	(4)     set a date by which the corporation
must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

	(5)     be accompanied by a copy of this chapter.

Section 33-13-230. Shareholders' payment demand.

	(a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he
(or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to
Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

	(b)     The shareholder who demands payment and
deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

	(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

Section 33-13-240. Share restrictions.

	(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13- 260.

	(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

Section 33-13-250. Payment.

	(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

	(b)     The payment must be accompanied by:

	    (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

	    (2)     a statement of the corporation's
estimate of the fair value of the shares and an explanation of how the fair value was calculated;

	   (3)     an explanation of how the interest was calculated;

	   (4) a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

	   (5)     a copy of this chapter.

Section 33-13-260. Failure to take action.

	(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

	(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

Section 33-13-270. After-acquired shares.

	(a) A corporation may elect to withhold payment required by Section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

	(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

Section 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

	(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

	(1)     dissenter believes that the amount paid
under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

	(2)     corporation fails to make payment
under Section 33-13-250 or to offer payment under Section 33-13-
270 within sixty days after the date set for demanding payment; or

	(3)     corporation, having failed to take the
proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

	(b)     A dissenter waives his right to demand
additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.


		ARTICLE 3. JUDICIAL APPRAISAL OF SHARES

Section 33-13-300. Court action.

	(a)     If a demand for additional payment under
Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

	(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

	(c)     The corporation shall make all dissenters
(whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

	(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value.
The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

	(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

Section 33-13-310. Court costs and counsel fees.

	(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

	(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

	     (1)     against the corporation and in favor of
any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

	     (2)     against either the corporation or a
dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

	(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

	(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.